Exhibit 10.7
(Multicurrency — Cross-Border)

SCHEDULE

to the

1992 ISDA Master Agreement

dated as of March 10, 2010

between

Wright Express Corporation	and	Barclays Bank PLC

(“Party A”)		(“Party B”)

established as a Corporation under the laws of United States: please specify State		established as a Public Limited Company under the laws of England and Wales
Part 1. Termination Provisions.
(a)	“Specified Entity” means in relation to Party A for the purpose of:—

Section 5(a)(v),	None

Section 5(a)(vi),	None

Section 5(a)(vii),	None

Section 5(b)(iv),	None

and in relation to Party B for the purpose of:—

Section 5(a)(v),	None

Section 5(a)(vi),	None

Section 5(a)(vii),	None

Section 5(b)(iv),	None
(b)	“Specified Transaction” means instead of the definition in Section 14 of this Agreement, (i) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is not a Transaction under this Agreement but (A) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (B) which is a type of transaction that is similar to any transaction referred to in clause (A) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, (ii) any combination of these transactions and (iii) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.

For this purpose and as used in this Agreement, “commodity” includes any tangible or intangible commodity of any type or description (including without limitation, electric energy and/or capacity, petroleum, natural gas, coal, fuel, oil or any other energy source, and the products or by-products thereof, plastics, base and precious metals, emissions, weather index and freight).
(c) The “Cross Default” provisions of Section 5(a)(vi) will apply to Party A and will apply to Party B; provided that Section 5(a)(vi)(i) of the Agreement is amended by deleting the words “or becoming capable at such time of being declared”.
     “Specified Indebtedness” shall have the meaning specified in Section 14, except that indebtedness or obligations in respect of deposits received in the ordinary course of the banking business of such party shall not constitute Specified Indebtedness.
     “Threshold Amount” means, in relation to each Party, an amount equal to 5% of shareholders’ equity (determined in accordance with generally accepted accounting principles in such party’s jurisdiction of incorporation or organization) as at the end of such party’s most recently completed fiscal year.
(d) The “Credit Event Upon Merger” provisions of Section 5(b)(iv) will apply to Party A and to Party B. Section 5(b)(iv) of the Agreement is replaced with the following:
“The term “Credit Event Upon Merger” shall mean that a Designated Event (as defined below) occurs with respect to a party, any Credit Support Provider of such party or any applicable Specified Entity of such party (in each case, “X”) and such Designated Event does not constitute an event described in Section 5(a)(viii) of this Agreement and the creditworthiness of X or, if applicable, the successor, surviving or transferee entity of X, after taking into account any applicable Credit Support Document, is, in the reasonable opinion of the other party, materially weaker immediately after the occurrence of such Designated Event than that of X immediately prior to the occurrence of such Designated Event (and, in any such event, such party or its successor, surviving or transferee entity, as appropriate, will be the Affected Party).
A “Designated Event” with respect to X means that:
(i)	X consolidates or amalgamates with or merges with or into, or transfers all or substantially all its assets (or any substantial part of the assets comprising the business conducted by X as of the date of this Agreement) to, or receives all or substantially all the assets or obligations of, another entity or reorganizes, reincorporates or reconstitutes into or as another entity; or

(ii)	any person or related group of persons or entity acquires directly or indirectly the beneficial ownership of (A) equity securities having the power to elect a majority of the board of directors (or its equivalent) of X or (B) any other ownership interest enabling it to exercise control of X; or

(iii)	X effects any substantial change in its capital structure by means of the issuance, incurrence or guarantee of debt or the issuance of (A) preferred stock or other securities convertible into, or exchangeable for, debt or preferred stock; or (B) in the case of entities other than corporations, any other form of ownership interest; or

X enters into an agreement providing for any of the foregoing.”

(e)	The “Automatic Early Termination” provision of Section 6(a) will not apply to Party A and will not apply to Party B.

(f)	Payments on Early Termination. For the purpose of Section 6(e) of this Agreement:
(i) Market Quotation will apply, provided that in respect of FX Transactions and Currency Option Transactions (as defined in Part 6 of this Schedule) Loss shall apply.
(ii) The Second Method will apply.
(g)	“Termination Currency” means United States Dollars.

(h)	Additional Termination Event will not apply.

(i)	Tax Event Upon Merger. The word “Indemnifiable” in line five of Section 5(b)(iii) (Tax Event Upon Merger) shall be deleted.
Part 2. Tax Representations.
(a)	Party A and Party B Payer Tax Representations. For the purpose of Section 3(e), each of Party A and Party B makes the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on: (i) the accuracy of any representation made by the other party pursuant to Section 3(f) of this Agreement; (ii) the satisfaction of the agreement of the other party contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement; and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)	Party A Payee Tax Representations. For the purpose of Section 3(f), Party A makes the following representation(s):

None.

(c)	Party B Payee Tax Representations. For the purpose of Section 3(f), Party B makes the following representations:
(i)	with respect to payments made to Party B which are not effectively connected to the United States:

It is a non-U.S. branch of a foreign person for United States federal income tax purposes.

(ii)	with respect to payments made to Party B which are effectively connected to the United States:

Each payment received or to be received by it in connection with this Agreement will be effectively connected with its conduct of a trade or business in the United States.
Part 3. Agreement to Deliver Documents.
For the purpose of Section 4(a)(i) and (ii) of this Agreement, each party agrees to deliver the following documents as applicable:-
(a)	Tax forms, documents or certificates to be delivered are:

Party required to
deliver document	Form/Document/Certificate	Date by which to be delivered
Party A and Party B	Any form or document accurately completed and in a manner reasonably satisfactory to the other party that may be required or reasonably requested in order to allow the other party to make a payment under a Transaction without any deduction or withholding for or on account of any Tax or with deduction or withholding at a reduced rate, promptly upon reasonable demand by the other party, including, without limitation, an executed United States Internal Revenue Service Form W-9 or Form W-8BEN and/or W-8ECI (or any successor thereto).	Upon execution of this Agreement, and thereafter promptly upon reasonable demand by the other party.
(b)	Other documents to be delivered are:

Covered by
Party required to		Date by which to be	Section 3(d)
deliver document	Form/Document/Certificate	delivered	Representation
Party A and Party B	The Credit Support Document referred to in Part 4(f) and evidence, reasonably satisfactory to the other party, as to the incumbency and true signatures of the signatories to such Credit Support Document.	Upon execution of this Agreement, any relevant Credit Support Document and any relevant Confirmation.	Yes

Party A and Party B	Evidence, reasonably satisfactory to the other party, as to the incumbency and true signatures of the signatories of such party for this Agreement and each Confirmation.	Upon execution of this Agreement and, if requested, each Confirmation.	Yes

Covered by
Party required to		Date by which to be	Section 3(d)
deliver document	Form/Document/Certificate	delivered	Representation
Party A	A letter from the General Counsel and Corporate Secretary, or the Associate General Counsel and Assistant Corporate Secretary, attesting to the delegated authority to particular executives that have the authority to bind the company in the execution and delivery of this Agreement and each Confirmation and performance of its obligations hereunder.	At or prior to the execution of this Agreement.	Yes

Party A	Copy of Party A’s most recent, publicly available quarterly report containing unaudited financial statements.	Where such financial statement is not reasonably publicly available on EDGAR or Party A’s internet home page, promptly upon reasonable request and in any event no later than 30 days after the end of the relevant fiscal quarterly period.	Yes

Party A and Party B	Copy of the annual report of such party, containing annual audited consolidated financial statements, for its most recently ended fiscal year; in each case prepared in accordance with generally accepted accounting principles in the country in which such party is organized and certified by independent certified public accountants or chartered accountants.	Where such financial statement is not reasonably publicly available on EDGAR or such party’s internet home page, promptly upon reasonable request and in any event no later than 120 days after the end of each fiscal year of such party.	Yes
Part 4. Miscellaneous.
(a)	Addresses for Notices. Section 12(a) is amended by (i) inserting the words “or e-mail” after the words “electronic messaging system” in lines 3 and 4 of the introductory paragraph; (ii) adding the word “or” at the end of sub-clause (v) and (iii) adding a new sub-clause (vi) that reads as follows: “(vi) if sent by e-mail, on the date it is delivered,”. Section 12(b) is amended by inserting the words “or e-mail” after the words “electronic messaging system” in line 2. For the purpose of Section 12(a) of this Agreement:

Address for Notices or Communications to Party A:-

Address:	Wright Express Corporation 97 Darling Ave. South Portland, ME 04106
Attention:	Corporate Treasurer
Facsimile No.:	207-523-7104
Telephone No.:	207-523-7769

Address for Notices or Communications to Party B:-
Notices should be sent to the address of the relevant branch set out in the relevant Confirmation (as may be amended from time to time), provided that in the case of notices or communications relating to Section 5, 6, 7, 11 or 13, such notices should be sent to:

Address:	Barclays Bank PLC
c/o Barclays Capital
Legal Department
200 Park Avenue
New York, NY 10166, United States

Attention:	Jonathan Hughes, General Counsel
Facsimile No.:	+ 1 (212) 412-3544
Telephone No.:	+1 (212) 412-7519
(b)	Process Agent. For the purpose of Section 13(c) of this Agreement:-

Party A appoints as its Process Agent: not applicable.

Party B appoints as its Process Agent: not applicable.

(c)	Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)	Multibranch Party. For the purpose of Section 10(c) of this Agreement.

Party A is not a Multibranch Party.

(e)	Party B is a Multibranch Party and may act through its London, Hong Kong, New York, Tokyo, Mumbai, Seoul, Sydney, Frankfurt, Dubai, Miami, Labuan, Taipei, Shanghai, Belfast, Madrid and Singapore offices.Calculation Agent. The Calculation Agent will be Party B, except that in the event that Party B is in Default, and until Party B is no longer in default, the Calculation agent shall be a mutually acceptable third party that is a recognized dealer in the relevant market (“Substitute Calculation Agent”). All calculations made by the Calculation Agent may be independently confirmed by the other party at its sole discretion. In the event that the Calculation Agent’s calculations are disputed in good faith, (i) the disputing party shall give written notice detailing the basis and extent of such dispute and the disputing party’s own calculations (the “Dispute Notice”); and (ii) the undisputed amount and the disputed amount, if then due, or when due, shall be paid by the relevant party to the other party with the disputed amount, if requested by the paying party, to be placed in a segregated escrow account with an independent unaffiliated Qualified Institution and subject to the relevant party accounting to the other party from such account or it’s other assets when such dispute is resolved. The parties will endeavour to promptly resolve any such dispute in good faith. If the parties are unable to resolve such dispute within one Local Business Day from delivery of the Dispute Notice, the parties will mutually select an independent and unaffiliated recognized leading dealer in the applicable market (a “Dealer”) to act as Dispute Resolution Calculation Agent with respect to the issue in dispute. If the parties are unable to agree on a Dispute Resolution Calculation Agent by close of business on the 1st Local Business Day following delivery of the Dispute Notice, each party shall select a Dealer in the relevant market each of whom shall promptly (and no later than by close of business on the 2nd 3rd Local Business Day following delivery of the Dispute Notice), and to the extent both parties appoint a Dealer mutually, select a third party Dealer in the relevant market to be the Dispute Resolution Calculation Agent. The Dispute Resolution Calculation Agent shall in good faith determine whether it agrees with the calculations of the original Calculation Agent and only to the extent it does not provide its own good faith calculation to both Party A and Party B, promptly, and to the extent possible, within 1 Local Business Day following its appointment. The determinations or calculations of the Dispute Resolution Calculation Agent shall be binding on the parties for the disputed matter, absent bad faith or manifest error. All costs involved in the appointment and use of such Dispute Resolution Calculation Agent shall be borne equally between the parties unless the Dispute Resolution Calculation Agent agrees with the calculations of the original Calculation Agent, in which case, the disputing party shall be solely responsible for any costs in respect of obtaining the Dispute Resolution Calculation Agent determination(s). Nothing in the foregoing sentences shall prevent, delay or prohibit any party from giving notice and exercising its rights under Section 5(a)(i) of this Agreement based around the original calculation(s) or determination(s) of the Calculation Agent. The failure of a Party to perform its obligations as Calculation Agent hereunder will not be construed as an Event of Default or Termination Event.

For the purposes of this provision, “Qualified Institution” shall mean the United States office of a commercial bank or trust company organized under the laws of the United States of America or a political subdivision thereof or a foreign bank with a branch office located in the United States and, in either case, (A) subject to supervision or examination by a federal or state authority of the United States of America, (B) having a Credit Rating of “A+” or higher by S&P or “A1” or higher by Moody’s and (C) having a minimum asset base of at least $10 billion.

(f)	Credit Support Document. Details of any Credit Support Document: the Credit Support Annex to this Schedule between Party A and Party B which supplements, forms part of, and is subject to this Agreement.

(g)	Credit Support Provider.

Credit Support Provider means in relation to Party A: none.

Credit Support Provider means in relation to Party B: none.

(h)	Governing Law. THIS AGREEMENT, AS WELL AS ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THE AGREEMENT, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE).

(i)	Netting of Payments. Section 2(c)(ii) of this Agreement will apply to Transactions under this Agreement, with effect from the date of this Agreement, save that in relation to FX Transactions and Currency Option Transactions Section 2(c)(ii) will not apply.

(j)	“Affiliate” will have the meaning specified in Section 14 of this Agreement.
Part 5. Other Provisions.
(a)	Right of Set off. Section 6 of the Agreement is amended by the inclusion of the following new subsection 6(f):

“Right of Set off. In addition to any rights of set-off a party may have as a matter of law or otherwise, upon the occurrence of an Event of Default with respect to a party or an Illegality, Credit Event Upon Merger or Additional Termination Event where such party is the only Affected Party (in each case, “Party X”), the other party (“Party Y”) will have the right (but not the obligation) without prior notice to Party X, or any other person to set-off any obligation of Party X owing to Party Y or any of Party Y’s Affiliates, branches or offices (whether or not arising under this Agreement, whether or not matured, whether or not contingent, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Party Y or any of Party Y’s Affiliates, branches or offices owing to Party X (whether or not arising under this

Agreement, whether or not matured, whether or not contingent, and regardless of the currency, place of payment or booking office of the obligation).

In order to enable Party Y to exercise its rights of set off, (i) Party Y may in good faith convert any obligation to another currency at a market rate determined by Party Y and set-off in respect of that converted amount and/or (ii) if an obligation is unascertained, Party Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this paragraph will be deemed to constitute or create a charge or other security interest.

This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).”

(b)	Consent to Recording. Each party (i) consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between officers or employees of the parties, (ii) waives any further notice of such monitoring or recording, and (iii) agrees to notify (and, if required by law, obtain the consent of) its officers and employees with respect to such monitoring or recording. Any such recording may be submitted in evidence to any court or in any Proceeding for the purpose of establishing any matters pertinent to this Agreement or any Transaction.

(c)	Modified Representation. For purposes of Section 3(d) of this Agreement, the following shall be added immediately prior to the period at the end thereof:

“; provided, however, that in the case of financial statements delivered by either party, the only representation being made by either party is that such financial statements give a fair view of the state of affairs of the relevant entity to which they relate as at the date of such financial statements.”

(d)	Relationship Between the Parties. Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):
(i)	Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgement and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(ii)	Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

(iii)	Status of Parties. The other party is not acting as a fiduciary or an advisor to it in respect of that Transaction.

(iv)	No Agency. It is entering into this Agreement and each Transaction as principal and not as agent of any person.

(e)	Additional Representations. Each party will be deemed to represent to the other party on each date on which a Transaction is entered into that:
(i)	it is an “eligible contract participant” as such term is defined in the Commodity Exchange Act, as amended 7 U.S.C. § 1 (a) (12);

(ii)	it is an “eligible commercial entity” as such term is defined in the Commodity Exchange Act, as amended 7 U.S.C. § 1 (a) (11);

(iii)	it is an “eligible swap participant” as such term is defined in Commodity Futures Trading Commission regulation 35.1(b)(2), 17 C.F.R. 35.1(b)(2);

(iv)	the material economic terms of each Transaction have been negotiated by the parties; and

(v)	the creditworthiness of the other party and of its Credit Support Provider, if any, is a material consideration in entering into or determining the terms of each Transaction, including pricing, costs or credit enhancement.
(f)	Existing Agreements. Effective as of the date hereof, this Agreement shall supersede any existing agreement or agreements between the parties relating to any Specified Transaction (as defined below) entered into through any of the Offices of the parties listed in Part 4(d) of this Schedule, other than any agreement or agreements relating to, and solely applicable to, a Transaction or Transactions specifically and individually identified within such agreement or agreements, by reference to the terms of the Transaction or Transactions. All confirmations relating to such Specified Transactions shall be Confirmations under this Agreement and such Specified Transactions shall be Transactions under this Agreement. For the purpose of this provision only, the definition of Specified Transaction shall be as defined in Section 14 of the Master Agreement amended by the deletion of the words “, subject to the Schedule,” from the first line and “this Agreement or” from the final line.

If, on the date hereof, any sum remains payable under that superseded agreement as a result of any Transaction, this Agreement shall apply in relation thereto with any necessary consequential amendments.

(g)	Consent to Disclosure. Each party hereby consents to the communication and disclosure by the other party of any information in respect of, or relating to, this Agreement and any Transaction, to the other party’s branches, subsidiaries, Affiliates and advisors and their respective employees, on a need-to-know basis for the purposes of performing this Agreement and the Transactions and to the extent required by law, any government or regulatory authority.

(h)	Waiver of Right to Trial by Jury. Each of the parties hereby irrevocably waives any and all right to a trial by jury with respect to any legal proceeding or counterclaim arising out of or relating to this Agreement or any Transaction.
Part 6. Additional Terms for FX Transactions and Currency Option Transactions.
(a)	Incorporation of 1998 FX and Currency Option Definitions. The definitions and provisions contained in the 1998 FX and Currency Option Definitions (as amended and supplemented by the 2005 Barrier Option Supplement, together the “1998 FX Definitions”) as published by the International Swaps and Derivatives Association, Inc. and Emerging Markets Traders Association and The Foreign Exchange Committee, are incorporated into any Confirmation, with respect to FX Transactions or Currency Options, which supplements and forms part of this Agreement, and all capitalized terms used in a Confirmation shall have the meaning set forth in the 1998 FX Definitions, unless otherwise defined in a Confirmation.

(b)	Confirmations. Any FX Transaction or Currency Option Transaction into which the parties may before the date of this Agreement have entered, or may in the future enter, where the relevant Confirmation on its face does not expressly exclude the application of this Agreement, shall (to the extent not otherwise provided for in this Agreement) be subject to, governed by and construed in accordance with this Agreement. Each such FX Transaction and Currency Option Transaction shall be a Transaction, and the documents and other confirming evidence (including electronic messages on an electronic messaging service) exchanged between the parties or otherwise effective for the purpose of confirming such FX Transaction or Currency Option Transaction shall each be a Confirmation (even where not so specified therein), for the purposes of this Agreement.
Part 7. Additional Provisions for Commodity Transactions.
(a)	Scope. For the purposes of Transactions (as defined in the Commodity Definitions, each a “Commodity Transaction”), unless otherwise agreed by the parties, each Commodity Transaction between the parties outstanding at the date of this Agreement or entered into on or after the date of this Agreement, where the relevant Confirmation (i) does not indicate that such Commodity Transaction is governed by a master or trading agreement other than this Agreement and (ii) does not expressly exclude the application of this Agreement to such Commodity Transaction, shall (to the extent not otherwise provided for in this Agreement) be subject to, governed by and construed in accordance with this Agreement (in substitution for any existing terms, if any, whether express or implied). Each such Commodity Transaction shall be a Transaction, and the documents and other confirming evidence (including electronic messages on an electronic messaging service) exchanged between the parties confirming such Commodity Transaction shall each be a Confirmation (even where not so specified therein), for the purposes of this Agreement.

(c)	Commodity Definitions. The 2005 ISDA Commodity Definitions, including the Sub-Annexes thereto as elected below (as may be amended herein) (the “Commodity Definitions”) as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Agreement by reference with respect to any Commodity Transaction. In the event of any inconsistency between the 2000 ISDA Definitions and the Commodity Definitions with respect to such Commodity Transactions, the Commodity Definitions will prevail.
[ X ]	Sub-Annex A Terms relating to Commodity Reference Prices

[ X ]	Sub-Annex B Bullion Transactions

Wright Express Corporation		Barclays Bank PLC

By:	/s/ Steven A. Elder Name: Steven Elder	By:	/s/ Ana M. Soriano Name: Ana M. Soriano
	Title: Treasurer		Title: Director
	Date: 3/18/10		Date: Mar 26, 2010